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                                                                    EXHIBIT 99.1




                               [KPMG LETTERHEAD]



AUDITORS' REPORT

TO THE SHAREHOLDER OF BURLINGTON RESOURCES CANADA LTD.

We have audited the consolidated statements of income, retained earnings and cash flows of Burlington Resources Canada Ltd. (formerly Burlington Resources Canada Energy Ltd.) for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the results of the Company's operations and cash flows for the year ended December 31, 1999 in accordance with United States generally accepted accounting principles.




KPMG LLP

Chartered Accountants
Calgary, Canada

March 3, 2000